Exhibit 99.1

Systemax Closes on Transaction to Divest Certain Assets of North American Technology Group to PCM

PORT WASHINGTON, NY, December 1, 2015 — Systemax Inc. (NYSE:SYX) today announced that it has closed the previously announced transaction to divest certain Business to Business assets of its North American Technology Group (“NATG”) to PCM, Inc.

In connection with the closing of the transaction, the parties entered into a transition services agreement to facilitate an orderly transition of the purchased assets and for the provision of various IT and back office support services.  Systemax will proceed with the previously announced wind down of its remaining NATG business through February 15, 2016.

About Systemax Inc.
Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells industrial and technology products through a system of branded e-Commerce websites, and relationship marketers in North America and Europe. The primary brands are Global Industrial, C&H, MISCO and Inmac Wstore.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward-looking statements may be made by Systemax from time to time in filings with the Securities and Exchange Commission or otherwise.  Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  Systemax assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including the sale of certain assets and the exit from our NA Technology Group operations, financing needs, compliance with financial covenants in loan agreements, the timely implementation of technology systems, fluctuations in economic conditions and exchange rates, including factors impacting our substantial international operations, plans for acquisition or sale of assets or businesses and consolidation of operations of newly acquired businesses, including our acquisitions of SCC/Misco Solutions in the Netherlands and of Plant Equipment Group in the US, and plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com

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